Exhibit 5.1

                  [LETTERHEAD OF WHITLEY LLP ATTORNEYS AT LAW]



                                  May 29, 2012

Attn.: Board of Directors
Domark International, Inc.
254 S. Ronald Reagan Blvd., Ste. 134
Longwood, Fl. 32750

Re: Opinion of counsel pursuant to Regulation S-K, Item 601

Gentlemen:

     We have acted as counsel to Domark International, Inc., a Nevada corporation (the "Company"), in the preparation of its post-effective amendment number 1 to its registration statement on Form S-8 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933. The Registration Statement relates to the issuance from time to time of up to 1,500,000 shares of the Company's common stock, $0.001 par value per share (the "Stock"), pursuant to the Company's 2012 Amended Stock Plan for Directors, Officers and Consultants (the "Plan").

     In connection with rendering this opinion, we have examined the Company's articles of incorporation (including amendments thereto), by-laws, pertinent resolutions of the Board of Directors, and the Plan.

     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement, the post-effective amendment number 1, and the Plan. We have further assumed that the Company will keep available out of its authorized but unissued common stock, sufficient shares to comply with the Company's obligations pursuant to the Plan.

     Based on our examination of the matters mentioned above, and subject to the limitations expressed above, we are of the opinion that the Shares issued pursuant to the Plan have been duly authorized pursuant to the General
Corporation Law of the State of Nevada and, when issued and delivered in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     This opinion speaks only at and as of the date above and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments. In rendering this opinion, please be advised that no member of our Firm is admitted to practice law in the State of Nevada.

     We hereby consent to the filing of this opinion as Exhibit 5.1 (and a reference to the same as Exhibit 23.1) to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     Thank you.

                                   Very truly yours,


                                   /s/ Whitley LLP Attorneys at Law
                                   ------------------------------------------
                                   Whitley LLP Attorneys at Law